Exhibit 99.1
2015-16

Contact:  Scott Lamb
Vice President, Investor Relations
(713) 513-3344

CAMERON ANNOUNCES LEADERSHIP SUCCESSION PLAN EFFECTIVE Q4 2015

HOUSTON, May 11, 2015 -- Cameron (NYSE: CAM) announced today a planned leadership change as part of its long-range succession planning process.

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Jack B. Moore, Chairman of the Board and Chief Executive Officer, has advised the board of directors of his plan to retire as CEO on October 5, 2015.  Moore will continue to serve as Chairman of the Board beyond October.

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The company's board of directors has named R. Scott Rowe as Chief Executive Officer of the company to be effective October 5, 2015.  Rowe was named in September 2014 to his current position as President and Chief Operating Officer.

"The board of directors has devoted a great deal of time and effort to the development of the company's succession plans for the CEO and other senior leadership positions," said Moore.  "The changes we are announcing today are a direct result of this work.  Scott is a strong leader who has significant operating experience, an in-depth knowledge of Cameron and broad business acumen – and he is widely respected among our customers and employees.  I know I speak for the entire board of directors when I say that Scott is ideally equipped to assume this leadership role and help drive the company to the next stage of its growth."

Cameron (NYSE: CAM) is a leading provider of flow equipment products, systems and services to worldwide oil and gas industries.

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Website: www.c-a-m.com